Exhibit 10.2

EXECUTION VERSION

NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT, dated as of January 20, 2021 (this “Amendment”), among BDCA-CB Funding, LLC, as borrower (the “Borrower”), the Lenders (as defined below) party hereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) and as custodian (in such capacity, the “Custodian”), and BDCA Senior Loan Fund LLC (“Equityholder JV”), as collateral manager (in such capacity, “Collateral Manager”), and acknowledged and agreed to by Business Development Corporation of America (“BDCA”), as the collateral manager immediately prior to the effectiveness of this Amendment (in such capacity, the “Former Collateral Manager”).

WHEREAS, the Borrower, the Former Collateral Manager, the Administrative Agent, U.S. Bank National Association, as Collateral Agent and Custodian, and the financial institutions from time to time party thereto as lenders (the “Lenders”) are parties to the Credit and Security Agreement, dated as of June 27, 2014 (as previously amended and in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and as amended by this Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Amended Credit Agreement”; except as otherwise defined in this Amendment, terms defined in the Amended Credit Agreement are used herein as defined therein).

WHEREAS, the Borrower requests that the Lenders and the Administrative Agent amend the Existing Credit Agreement upon and subject to the terms and conditions set forth in this Amendment.

WHEREAS, these recitals shall be construed as part of this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Existing Credit Agreement. From and after the Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as follows:

1.01. References Generally. References in the Existing Credit Agreement (including references to the Existing Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and each reference to the Existing Credit Agreement in the other Facility Documents (and indirect references such as “thereunder”, “thereby”, “therein” and “thereof”) shall be deemed to be references to the Existing Credit Agreement as amended hereby.

1.02. Amended Language. Subject to Section 3 hereof, the Existing Credit Agreement is hereby amended to delete the red, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

Section 2. Representations and Warranties of the Borrower and Collateral Manager. The Borrower and the Collateral Manager represent and warrant to the Administrative Agent, the Lenders, the Collateral Agent and the Custodian that as of the Amendment Effective Date:

2.01. each of the representations and warranties set forth in the Amended Credit Agreement and in the other Facility Documents are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date;

2.02. both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default, Event of Default or Collateral Manager Default shall have occurred and be continuing, or would result therefrom;

2.03. no action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened with respect to the financing contemplated hereby or any documentation executed in connection therewith, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to this Amendment or the transactions contemplated hereby;

2.04. all necessary governmental and material third party approvals and/or consents in connection with the transactions contemplated by this Amendment and otherwise referred to herein shall have been obtained and remain in effect; and

2.05. each of the conditions in Section 3 hereof has been satisfied or waived by the Administrative Agent (other than such conditions to the extent required to be satisfactory to the Administrative Agent or the Lenders).

Section 3. Conditions Precedent. The amendments to the Existing Credit Agreement set forth in Section 1 above shall become effective as of the date (the “Amendment Effective Date”), upon which each of the following conditions precedent shall be satisfied or waived:

3.01. Execution. The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Collateral Manager and the Lenders.

3.02. Amendment Fee. The Borrower shall have paid the Amendment Fee, as set forth in the Amendment Fee Letter Agreement, dated as of the date hereof (the “Amendment Fee Letter”), by and among the Borrower, the Collateral Manager and the Administrative Agent.

3.03. Costs and Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, and the Custodian incurred in connection with this Amendment payable pursuant to Section 12.04 of the Amended Credit Agreement, including without limitation all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent incurred in connection with the closing of the transactions contemplated this Amendment to the extent invoiced at least one (1) Business Day prior to the Amendment Effective Date.

3.04. Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of the Borrower, Equityholder and the Collateral Manager and each jurisdiction where assets of the Borrower, Equityholder and the Collateral Manager are located, and such search shall reveal no Liens on any of the assets of the Borrower, Equityholder and the Collateral Manager except for Permitted Liens.

3.05. Good Standing Certificates. The Administrative Agent shall have received good standing certificates for the Borrower, Equityholder and the Collateral Manager from their respective jurisdictions of organization.

3.06. Certain Documents. The Administrative Agent shall have received each of the following, unless otherwise agreed by the Administrative Agent:

(a)               a fully executed copy of the Amendment Fee Letter;

(b)              a fully executed copy of the Sale and Contribution Agreement, dated as of the date hereof (the “New Equityholder Sale Agreement”), by and among the Equityholder and the Borrower;

(c)               a fully executed copy of the Sale and Contribution Agreement, dated as of the date hereof (the “Jsi Interest Transfer Agreement”), by and among the Equityholder and BDCA in respect of the transfer by BDCA of its equity interests in the Borrower to the Equityholder;

(d)               a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Amendment, the Amendment Fee Letter, the New Equityholder Sale Agreement and the other Facility Documents and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in this Amendment, the Amendment Fee Letter, the New Equityholder Sale Agreement and the other Facility Documents to which it is a party are true and correct in all material respects as of the Amendment Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute this Amendment, the Amendment Fee Letter, the New Equityholder Sale Agreement and the other Facility Documents to which it is a party;

(e)               a certificate of a Responsible Officer of the Equityholder and the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of managers or members approving this Amendment, the New Equityholder Sale Agreement, the Jsi Interest Transfer Agreement and the other Facility Documents and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in this Amendment, the New Equityholder Sale Agreement and the other Facility Documents to which it is a party are true and correct in all material respects as of the Amendment Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute this Amendment, the New Equityholder Sale Agreement, the JV Interest Transfer Agreement and the other Facility Documents to which it is a party;

(f)                legal opinions (addressed to each of the Secured Parties) of Ropes & Gray LLP, counsel to the Borrower, Equityholder and the Collateral Manager, covering customary corporate matters of the Equityholder and the Collateral Manager, substantive nonconsolidation of the Borrower with the Equityholder or the Collateral Manager, and such other matters as the Administrative Agent and its counsel shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent;

(g)               financing statements in proper form for filing under the UCC with the Delaware Secretary of State in order to perfect the interests of the Borrower and the Collateral Agent in connection the New Equityholder Sale Agreement; and

(h)               such other instruments, certificates and documents from the Borrower or the Collateral Manager as the Administrative Agent, any Lender, the Collateral Agent or the Custodian shall have reasonably requested.

Section 4. Reference to and Effect Upon the Existing Credit Agreement.

4.01. Except as specifically amended or waived above, the Existing Credit Agreement and the other Facility Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

4.02. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any Facility Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Facility Document.

Section 5. Reaffirmation. Each of the Borrower and the Collateral Manager hereby reaffirms its obligations under each Facility Document to which it is a party. The Borrower hereby reaffirms the grant of security contained in Section 7.01(a) of the Amended Credit Agreement.

Section 6. Assignment and Assumption. The Former Collateral Manager hereby irrevocably transfers and assigns to the Collateral Manager, effective as of the date hereof (i) the Former Collateral Manager’s right, title, and interest in, to and under the Existing Credit Agreement and the Collateral Administration Agreement, and (ii) any and all duties, obligations, agreements, representations, warranties and covenants of the Former Collateral Manager under the Existing Credit Agreement and the Collateral Administration Agreement, including all indemnities set forth therein and responsibility for any damages or claims that have arisen or may arise in relation to any of the foregoing in the future (the “Assumed Obligations”). The Collateral Manager hereby irrevocably accepts the assignment of all of the Former Collateral Manager’s right, title and interest in and to the Existing Credit Agreement and the Collateral Administration Agreement, accepts assignment to it of the Assumed Obligations effective as of the date hereof, and agrees and acknowledges that it has become solely liable for the payment and performance of all of the duties, obligations, agreements, representations, warranties and covenants of the Former Collateral Manager comprising Assumed Obligations, including assuming responsibility for all indemnities set forth therein and responsibility for any damages or claims that have arisen or may arise in relation to any of the foregoing in the future. Nothing contained in this Amendment shall be construed as substitution or novation of the liabilities and obligations outstanding under the Existing Credit Agreement or the other Facility Documents prior to the date hereof, which shall remain in full force and effect with respect to the Former Collateral Manager.

In furtherance of the foregoing, the Existing Credit Agreement and each other Facility Document is hereby amended to replace BDCA as the collateral manager and equityholder with the Equityholder as the “Collateral Manager” and “Equityholder”. After the date hereof, BDCA shall no longer be a party to the Facility Documents (other than in respect of the Sale Agreement). Nothing contained in this Amendment shall be construed as a release of BDCA from its obligations under the Sale Agreement, which shall remain in full force and effect with respect to BDCA.

Section 7. Miscellaneous. This Amendment is a Facility Document for all purposes of the Amended Credit Agreement. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment. The Administrative Agent and the Lender hereby direct the Collateral Agent and the Custodian to execute this Amendment. The Collateral Agent and the Custodian shall be entitled to the same rights, protections and indemnities available to them under the Amended Credit Agreement.

Section 8. GOVERNING LAW. THIS AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BDCA-CB FUNDING, LLC, as Borrower

By:	/s/ Nina Baryski
Name: Nina Baryski
Title: Authorized Signatory

BDCA SENIOR LOAN FUND LLC, as Collateral Manager

By:	/s/ Nina Baryski
Name: Nina Baryski
Title: Authorized Signatory

[Signature Page to Ninth Amendment to Credit and Security Agreement]

Acknowledged and Agreed:

BUSINESS DEVELOPMENT CORPORATION OF AMERICA, as Former Collateral Manager

By:	/s/ Nina Baryski
Name: Nina Kang Baryski
Title: Chief Financial Officer and Treasurer

[Signature Page to Ninth Amendment to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Vincent Nocerino
Name: Vincent Nocerino
Title: Vice President

[Signature Page to Ninth Amendment to Credit and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent and Custodian

By:	/s/ Stanley Wong
Name: Stanley Wong
Title: Vice President

[Signature Page to Ninth Amendment to Credit and Security Agreement]

Exhibit A

Form of Amended Credit Agreement

[see attached]

CONFORMED COPY THROUGH ~~EIGHTH~~NINTH AMENDMENT

CREDIT AND SECURITY AGREEMENT

among

BDCA-CB FUNDING, LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,

as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent and as Custodian

and

~~BUSINESS DEVELOPMENT CORPORATION OF AMERICABDCA~~ SENIOR LOAN FUND LLC,
as Collateral Manager

Dated as of June 27, 2014

Page

ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS		1

Section 1.01.	Definitions	1
Section 1.02.	Rules of Construction	44
Section 1.03.	Computation of Time Periods	45
Section 1.04.	Collateral Value Calculation Procedures	45

ARTICLE II ADVANCES		46

Section 2.01.	Revolving Credit Facility; Approval Requests	46
Section 2.02.	Making of the Advances	47
Section 2.03.	Evidence of Indebtedness; Notes	48
Section 2.04.	Payment of Principal and Interest	48
Section 2.05.	Prepayment of Advances	49
Section 2.06.	Changes of Commitments	50
Section 2.07.	Maximum Lawful Rate	50
Section 2.08.	Several Obligations	50
Section 2.09.	Increased Costs	50
Section 2.10.	Compensation; Breakage Payments	51
Section 2.11.	Illegality; Inability to Determine Rates~~; Effect of Benchmark Transition Event~~	52
Section 2.12.	Fees	~~54~~52
Section 2.13.	Rescission or Return of Payment	~~54~~53
Section 2.14.	Post-Default Interest	~~54~~53
Section 2.15.	Payments Generally	~~54~~53
Section 2.16.	Replacement of Lenders	~~55~~54
Section 2.17.	Defaulting Lenders.	55
Section 2.18.	Benchmark Replacement Setting.	56

ARTICLE III CONDITIONS PRECEDENT		~~57~~62

Section 3.01.	Conditions Precedent to Initial Advances	~~57~~62
Section 3.02.	Conditions Precedent to Each Borrowing	~~59~~64

ARTICLE IV REPRESENTATIONS AND WARRANTIES		~~59~~65

Section 4.01.	Representations and Warranties of the Borrower	~~59~~65
Section 4.02.	Representations and Warranties of the Collateral Manager	~~63~~68

ARTICLE V COVENANTS		~~64~~70

Section 5.01.	Affirmative Covenants of the Borrower	~~64~~70
Section 5.02.	Negative Covenants of the Borrower	~~68~~74
Section 5.03.	Affirmative Covenants of the Collateral Manager	~~71~~76
Section 5.04.	Negative Covenant of the Collateral Manager	~~72~~77
Section 5.05.	Certain Undertakings Relating to Separateness	~~72~~77

ARTICLE VI EVENTS OF DEFAULT		~~73~~78

Section 6.01.	Events of Default	~~73~~78

i

(continued)

Page

ARTICLE VII PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT		~~76~~81

Section 7.01.	Grant of Security	~~76~~81
Section 7.02.	Release of Security Interest	~~77~~82
Section 7.03.	Rights and Remedies	~~77~~83
Section 7.04.	Remedies Cumulative	~~78~~83
Section 7.05.	Related Documents	~~78~~83
Section 7.06.	Borrower Remains Liable	~~79~~84
Section 7.07.	Protection of Collateral	~~79~~84

ARTICLE VIII ACCOUNTS, ACCOUNTINGS AND RELEASES		~~80~~85

Section 8.01.	Collection of Money	~~80~~85
Section 8.02.	Collection Account	~~80~~85
Section 8.03.	Payment Account	~~81~~86
Section 8.04.	The Unfunded Reserve Account; Fundings	~~81~~86
Section 8.05.	[Reserved]	~~82~~87
Section 8.06.	Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent	~~82~~87
Section 8.07.	Accountings	~~83~~88
Section 8.08.	Release of Collateral	~~84~~89
Section 8.09.	Reports by Independent Accountants	~~84~~90

ARTICLE IX APPLICATION OF MONIES		~~86~~91

Section 9.01.	Disbursements of Monies from Payment Account	~~86~~91

ARTICLE X SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL COLLATERAL LOANS		~~88~~93

Section 10.01.	Sales of Collateral Loans	~~88~~93
Section 10.02.	Purchase of Additional Collateral Loans	~~89~~94
Section 10.03.	Conditions Applicable to All Sale and Purchase Transactions	~~89~~95
Section 10.04.	Additional Equity Contributions	~~89~~95

ARTICLE XI THE AGENTS		~~90~~95

Section 11.01.	Authorization and Action	~~90~~95
Section 11.02.	Delegation of Duties	~~91~~96
Section 11.03.	Agents’ Reliance, Etc.	~~91~~96
Section 11.04.	Indemnification	~~93~~98
Section 11.05.	Successor Agents	~~93~~99

ARTICLE XII MISCELLANEOUS		~~94~~100

Section 12.01.	No Waiver; Modifications in Writing	~~94~~100
Section 12.02.	Notices, Etc.	~~95~~100
Section 12.03.	Taxes	~~95~~100
Section 12.04.	Costs and Expenses; Indemnification	~~97~~103
Section 12.05.	Execution in Counterparts	~~99~~104
Section 12.06.	Assignability	~~99~~104
Section 12.07.	Governing Law	~~101~~106
Section 12.08.	Severability of Provisions	~~101~~107
Section 12.09.	Confidentiality	~~101~~107
Section 12.10.	Merger	~~102~~107
Section 12.11.	Survival	~~102~~108
Section 12.12.	Submission to Jurisdiction; Waivers; Etc.	~~102~~108

ii

(continued)

Page

Section 12.13.	IMPORTANT WAIVERS	~~103~~108
Section 12.14.	PATRIOT Act Notice	~~104~~109
Section 12.15.	Legal Holidays	~~104~~109
Section 12.16.	Non-Petition	~~104~~110
Section 12.17.	Waiver of Setoff	~~105~~110
Section 12.18.	Option to Acquire Rating	~~105~~110

ARTICLE XIII		~~105~~110

CUSTODIAN		~~105~~110

Section 13.01.	Appointment of Custodian	~~105~~110
Section 13.02.	Duties of Custodian	~~105~~111
Section 13.03.	Delivery of Collateral Loans to Custodian.	~~106~~111
Section 13.04.	Release of Documents/Control By Agents.	~~106~~112
Section 13.05.	Records.	~~107~~112
Section 13.06.	Reporting	~~107~~112
Section 13.07.	Certain General Terms	~~107~~113
Section 13.08.	Compensation of Custodian	~~109~~114
Section 13.09.	Responsibility of Custodian	~~109~~115

ARTICLE XIV		~~113~~118

COLLATERAL MANAGEMENT		~~113~~118

Section 14.01.	Designation of the Collateral Manager	~~113~~118
Section 14.02.	Duties of the Collateral Manager	~~113~~118
Section 14.03.	Authorization of the Collateral Manager	~~114~~119
Section 14.04.	Realization Upon Defaulted Collateral Loans	~~114~~120
Section 14.05.	Compensation	~~115~~120
Section 14.06.	Expense Reimbursement; Indemnification	~~115~~121
Section 14.07.	The Collateral Manager Not to Resign; Assignment	~~116~~122
Section 14.08.	Appointment of Successor Collateral Manager	~~117~~122

iii

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of June 27, 2014, among BDCA-CB FUNDING, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”) and as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and ~~BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation (“BDCA”)BDCA~~ SENIOR LOAN FUND LLC, a Delaware limited liability company, as collateral manager (in such capacity, the “Collateral Manager”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01. Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and U.S. Bank National Association, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to the greater of (a) a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period and (b) 0.0%.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and among the Administrative Agent and the Borrower.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $200,000 per annum.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower (or any Permitted Subsidiary) due or accrued with respect to any Payment Date and payable in the following order:

(a)            first, to the Collateral Agent, the Collateral Administrator and the Custodian, any amounts and indemnities payable to such entities pursuant to the Facility Documents;

(b)           second, to the Administrative Agent for fees and accrued expenses;

(c)            third, to the Collateral Manager for expenses incurred by the Collateral Manager in connection with the services provided under this Agreement, excluding any Collateral Management Fee; and

(d)            fourth, on a pro rata basis, to:

(i)                 the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower (or any Permitted Subsidiary) for fees and expenses related to the Collateral and the Facility Documents;

(ii)               any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan;

(iii)             any other Person in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents;

(iv)              the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under any Facility Document; and

(v)                indemnification obligations owing by the Borrower or any Permitted Subsidiary to the Borrower’s or any Permitted Subsidiary’s directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including Interest and principal and other amounts owing in respect of the Advances and the Commitments and any Collateral Management Fee) shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date with proceeds of the Advances comprising the initial Borrowing shall not constitute Administrative Expenses.

“Advance” has the meaning assigned to such term in Section 2.01(c).

“Advance Rate” means, as of any date of determination, (~~x~~a) for any First Lien Obligation that, as of the date the Borrower commits to acquire such Collateral Loan, has a Moody’s Rating of at least “B3” and an S&P Rating of at least “B-”, 75%; (b) for any Secured Bond, 65%; (c) for any Unsecured Bond, 35%; and (yd) for any other Collateral Loan, 40%.

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.

Loan as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Loan as of such date.

“Agreement” means this Credit and Security Agreement.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

~~“Applicable Margin” means (a) (x) during the period from and including the Closing Date through and including October 31, 2017, 1.70% and (y) during the period from and including November 1, 2017 through and including the last day of the Reinvestment Period,~~

“Applicable Margin” means the percentage determined in accordance with the following formula, rounded to four decimal places:

Applicable Margin = (AM L x Percentage L) + (AM B x Percentage B)

where:

AM L                      =      1.60% per annum; or, on and ~~(b)~~ after the last day of the Reinvestment Period, 2.00% per annum.

AM B                      =      2.35% per annum or, on and after the last day of the Reinvestment Period, 2.75% per annum

Percentage L =      Average L / Average AGG

Percentage B =      Average B / Average AGG

Average L               =      (the aggregate Asset Cost of all Loans on the first day of the related Interest Accrual Period + the aggregate Asset Cost of all Loans on the last day of the related Interest Accrual Period) / 2

Average B               =      (the aggregate Asset Cost of all Bonds on the first day of the related Interest Accrual Period (or, solely in the case of the Interest Accrual Period commencing immediately prior to the Ninth Amendment Effective Date, on the Ninth Amendment Effective Date) + the aggregate Asset Cost of all Bonds on the last day of the related Interest Accrual Period) / 2

Average AGG         =      Average L + Average B

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Amortization Period” means the period beginning on the last day of the Reinvestment Period and ending on the date on which all Obligations are paid in full.

“Asset Cost” means, for each Collateral Loan included in the Collateral, the product of (i) the Purchase Price paid by the Borrower for such Collateral Loan times (ii) the Principal Balance of such Collateral Loan at such time.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair value of the total assets of BDCA and its subsidiaries as required by, and in accordance with, the Investment Company Act and any orders of the SEC issued, or exemptive relief granted by the SEC, in each case to BDCA to be determined by the Board of Directors of BDCA and reviewed by its auditors, less all liabilities (other than indebtedness, including indebtedness hereunder) of BDCA and its subsidiaries, to (b) the aggregate amount of indebtedness of BDCA and its subsidiaries; provided that the calculation of the Asset Coverage Ratio shall not include subsidiaries that are not required to be included by the Investment Company Act as affected by such orders of the SEC issued, or exemptive relief granted by the SEC, in each case to BDCA including, if set forth in any such order or exemptive relief, any subsidiary which is a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% or (c) the LIBOR Rate for a three month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“BDCA” ~~has the meaning assigned to such term in the introduction to this Agreement.means~~ Business Development Corporation of America, a Maryland corporation.

~~“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities at such time.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Prime Rate,” “Federal Funds Rate,” “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).~~

~~“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (i) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (ii) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.~~

~~“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.~~

~~“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.~~

~~“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.11(e) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.11(e).~~

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Bond” means any obligation for the payment or repayment of borrowed money that is in the form of, or represented by, a bond, note (other than notes delivered pursuant to Loans) or other debt security, in each case owned or acquired by the Borrower.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09. authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“Change in Yield” means, with respect to any Collateral Loan on any date of determination, an amount equal to (a) the Published Yield reported at the opening of business on the “settlement date” for the purchase or other acquisition by the Borrower of such Collateral Loan minus (b) the Published Yield reported at the opening of business on such date of determination (and, if such date of determination is not a Business Day, as so reported at the opening of business on the most recent Business Day prior to such date of determination).

“Change of Control” means, at any time, the occurrence of one of the following events: (a) if an Affiliate of ~~BDCA~~ the Equityholder is the Collateral Manager, such Person shall cease to be an Affiliate of the Equityholder; (b) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, ~~BDCA~~ the Equityholder; (c) the Management Agreement shall fail to be in full force and effect; ~~or~~ (d) Benefit Street Partners L.L.C. or an Affiliate thereof fails to own BDCA Adviser, LLC (or any successor entity that serves as investment manager or adviser to BDCA); (e) the Borrower ceases, at any time, to be 100% owned by either of the Equityholder or BDCA, and if the Borrower ceases to be 100% owned by BDCA, (i) BDCA ceases, at such time, to directly own at least 50% of the outstanding equity interests in the Equityholder or (ii) a Person (other than BDCA) has Control of the Equityholder.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means June 27, 2014.

“Closing Date Participation Agreement” means the Participation Agreement, dated as of the Closing Date, between the Borrower and 405 II Loan Funding LLC relating to the Closing Date Participation Interest.

“Closing Date Participation Interest” means an undivided 100% participation interest granted by 405 II Loan Funding LLC to the Borrower in and to each Collateral Loan identified on the schedule attached to the Closing Date Participation Agreement and in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration Agreement” means that certain Collateral Administration Agreement, dated as of the Closing Date, among the Collateral Administrator, the Borrower, the Collateral Manager and the Administrative Agent.

“Collateral Administrator” means U.S. Bank National Association, and any successor thereto under the Collateral Administration Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter, dated June 12, 2014, by U.S. Bank National Association and acknowledged by the Borrower as of the Closing Date, setting forth the amounts payable by the Borrower to the Collateral Agent, Custodian, Securities Intermediary and Collateral Administrator in connection with the transactions contemplated by this Agreement.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Ineligible Collateral Loans, in each case unless actually received), in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a ~~commercial loan owned or acquired by the Borrower~~Bond or a Loan that, solely for purposes of the definitions of “Borrowing Base,” “Equity Coverage Ratio,” “Equity Percentage,” “Excess Concentration Amount” and any component or calculation thereof, and subject to Section 1.04, (A) has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such ~~loan~~Loan or Bond, and (B) satisfies each of the following eligibility requirements on any date of determination (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such ~~loan~~Loan or Bond); provided that, that for purposes of determining whether a Collateral Loan constitutes an Ineligible Collateral Loan at any time after the acquisition thereof by the Borrower (or its binding commitment to do the same), the criteria set forth in clauses (h), (k)(ii), (v) and (aa) shall be evaluated solely as of the date the Borrower commits to acquire such ~~loan~~Loan or Bond:

(a)                is (i) a First Lien Obligation, (ii) a Second Lien Obligation ~~or,~~ (iii) the Closing Date Participation Interest, (iv) a Secured Bond or (v) an Unsecured Bond;

(b)                permits the purchase thereof by or assignment thereof to the Borrower and the pledge to the Collateral Agent;

(c)                ~~[reserved]~~in the case of a Bond, such Bond: (i) has a quoted bid-side price from TRACE or another independent nationally recognized pricing service selected by the Administrative Agent in its sole discretion; (ii) is part of a global issuance size of at least $500,000,000; (iii) has a Bloomberg Valuation Service score of 6 or higher and (iv) at the time such Bond is acquired by the Borrower, if such Bond is rated by Moody’s, has a Moody’s Rating of at least “B3” and, if such Bond is rated by S&P, has an S&P Rating of at least “B-”;

(d)                is denominated and payable in Dollars and does not permit the currency in which such loanLoan or Bond is payable to be changed;

(e)                is an obligation of an Obligor organized or incorporated in (i) the United States (or any state thereof), (ii) Canada (or any province thereof), or (iii) any other jurisdiction approved by the Administrative Agent in its sole discretion;

(f)                 the Related Documents for which are governed by the laws of a state in the United States or any other jurisdiction approved by the Administrative Agent in its sole discretion;

(g)                ~~[reserved]~~in the case of a Bond, such Bond is transferable to institutional investors without any contractual, statutory or regulatory restriction; provided that none of the following shall be considered contractual, statutory or regulatory restrictions; (A) contractual, statutory or regulatory restrictions that provide for eligibility for resale pursuant to Rule 144A or Regulation S promulgated under the United States Securities Act of 1933, as amended; (B) any contractual, statutory or regulatory restrictions promulgated under the laws of any jurisdiction having a similar effect in relation to the eligibility for resale of an obligation; or (C) restrictions on permitted investments such as statutory or regulatory investment restrictions on insurance companies and pension funds;

(h)                is not the subject of an offer or called for redemption;

(i)                 does not constitute Margin Stock;

(j)                 does not subject the Borrower to withholding tax unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax;

(k)                is not (i) a Defaulted Collateral Loan or (ii) a Credit Risk Collateral Loan;

(l)                 is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that any Equity Security purchased as part of a “unit” with a Collateral Loan (including any attached warrants) and that itself is not eligible for purchase by the Borrower as a Collateral Loan shall not cause the Collateral Loan portion to lose its eligibility hereunder;

(m)              is not a PIK Loan;

(n)                is not a Structured Finance Obligation, a bridge loan or other obligation that (i) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (ii) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing, a bond, a synthetic security, a finance lease or chattel paper;

(o)                provides for the full principal balance to be payable at or prior to its maturity;

(p)                EBITDA of the related Obligor is at least $40,000,000;

(q)                the sum of the aggregate original loan facility amounts corresponding to (i) the applicable loan tranche (which, for the avoidance of doubt, will be determined by aggregating only loans that, in accordance with then-prevailing market practice, are typically bought and sold together and are “tax fungible”) and (ii) any other loan tranche that is issued under the same loan facility and is pani passu in all respects with the applicable loan tranche, is at least $150,000,000 as of the date the Borrower commits to acquire such loan;

(r)                 has an original term to maturity of not more than seven and one-half (7.5) years;

(s)                 provides for payment of interest at least semi-annually;

(t)                 bears interest at a floating rate;

(u)                 is not subject to material non-credit related risk (such as a loan, the payment of which is expressly contingent upon the non-occurrence of a catastrophe), as determined by the Collateral Manager in its reasonable discretion;

(v)                   is not an obligation (other than a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(w)                 if evidenced by a note or other instrument, such note or other instrument has been delivered to the Custodian in accordance with this Agreement;

(x)                  is not a participation interest (other than the Closing Date Participation Interest);

(y)                  the acquisition of such ~~loan~~Loan or Bond will not cause the Borrower or the pool of Collateral to be (x) required to register as an “investment company” under the Investment Company Act or (y) a “covered fund” under the Volcker Rule;

(z)                  such ~~loan~~Loan or Bond is not underwritten as a commercial real estate ~~loan~~obligation principally secured by real property;

(aa)    as to which no payment default, breach of negative pledge or financial covenant or other material default exists;

(bb)    is not a letter of credit;

(cc)    is in “registered” form for U.S. federal income tax purposes;

(dd)   constitutes indebtedness for U.S. federal income tax purposes;

(ee)    the acquisition of such ~~loan~~Loan or Bond will not cause the Borrower to violate any Law;

(ff)      in the case of a Loan, the transfer thereof is effected pursuant to an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Condition for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc., or the equivalent thereof as published by the Loan Market Association; and

(gg)    is not subject to any Lien other than Permitted Liens.

“Collateral Management Fee” means the fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) pursuant to Section 9.01 of this Agreement, in an amount equal to 0.35% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the applicable Interest Accrual Period) of the Quarterly Asset Amount at the beginning of the Collection Period relating to such Payment Date.

“Collateral Management Standard” means, with respect to any Collateral Loan included in the Collateral, to service and administer such Collateral Loan in accordance with the Related Documents and all customary and usual servicing practices (a) which are consistent with the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans or bonds for its own account or for the account of others; (b) to the extent not inconsistent with clause (a), with a view to maximize the value of the Collateral Loans; and (c) without regard to: (i) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any Obligor or any Affiliate of any Obligor, (ii) the Collateral Manager’s obligations to incur servicing and administrative expenses with respect to a Collateral Loan, (iii) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Collateral Manager or any Affiliate thereof of any retained interest or one or more loans or bonds of the same class as any Collateral Loan, (v) the ownership, servicing or management for others by the Collateral Manager of any other loans, bonds or property by the Collateral Manager or (vi) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any holder of other loans or bonds of the Obligor with respect to such Collateral Loans.

“Collateral Manager” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Manager Default” means the occurrence of any one of the following:

(a)                any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account as required by this Agreement which continues unremedied for a period of two (2) Business Days;

(b)               except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Collateral Manager under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Collateral Manager made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty days after the earlier of (i) written notice to the Collateral Manager (which may be by e-mail) by either Agent, and (ii) actual knowledge of the Collateral Manager;

(c)                an Insolvency Event shall occur with respect to the Collateral Manager;

(d)                the occurrence of any Change of Control with respect to the Collateral Manager;

(e)               the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Collateral Manager (exclusive of judgment amounts fully covered by insurance), and the Collateral Manager shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within forty-five (45) days from the date of entry thereof;

(f)                 the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for recourse indebtedness to which it is a party in an aggregate amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse indebtedness in excess of $5,000,000, or the occurrence and continuation for at least sixty (60) days of any event or condition that permits the acceleration of such amount of recourse indebtedness, whether or not waived;

(g)               (i) the Collateral Manager commits any act that constitutes fraud or criminal activity in the performance of its obligations hereunder (as determined pursuant to a final adjudication by a court of competent jurisdiction) or (ii) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations hereunder (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing management services and continues to have responsibility for the performance by the Collateral Manager hereunder for a period of thirty (30) days after such indictment;

(h)                ~~So long as the Collateral Manager is the Equityholder or an Affiliate thereof, either (A) prior to the completion of the proposed sale by AR Global Investments, LLC (“AR Global”) of its membership interest in BDCA Adviser, LLC to an affiliate of Benefit Street Partners L.L.C. (the “Proposed Transaction”), any three (3) Key People (or replacements reasonably acceptable to the Administrative Agent) shall (i) not be officers, employees or partners of the Equityholder, AR Capital, LLC (“ARC”), or AR Global, as applicable, or (ii) not be actively involved in the management of the Equityholder, ARC or AR Global, including, but not limited to, general management, management of the Collateral portfolio, underwriting, the credit approval process and credit monitoring activities, other than due to temporary absences for family leave, and such persons are not replaced with other individuals reasonably acceptable to the Administrative Agent within 60 days, or (B) upon the completion of the Proposed Transaction,~~ (x) Thomas Gahan and (y) Michael E. Paasche or Blair Faulstich (or, in the case of subclause (x) and (y) above, a replacement reasonably acceptable to the Administrative Agent) shall (i) not be an officer, employee or partner of ~~the Equityholder~~BDCA or Benefit Street Partners L.L.C., as applicable, or (ii) not be actively involved in the management of ~~the Equityholder~~BDCA or Benefit Street Partners L.L.C., including, but not limited to, general management, management of the Collateral portfolio, underwriting, the credit approval process and credit monitoring activities, other than due to temporary absences for family leave, and such persons are not replaced with other individuals reasonably acceptable to the Administrative Agent within 60 days;

(i)                  the Collateral Manager shall assign any of its rights or obligations under any Facility Document to any Person (other than an Affiliate thereof that is reasonably acceptable to the Administrative Agent) or ~~BDCA~~the Equityholder (or an Affiliate thereof that is reasonably acceptable to the Administrative Agent) otherwise ceases to be the Collateral Manager hereunder;

(j)                  at the end of any fiscal quarter of ~~BDCA, BDCAt~~the Majority Equityholder, the Majority Equityholder fails to maintain the Asset Coverage Ratio at greater than or equal to 2.0 : 1.0 (or 1.5: 1.0 if such level is applicable to the Majority Equityholder under the Investment Company Act); or

(k)                 ~~BDCA~~the Majority Equityholder permits its shareholders’ equity (as reflected in its most recently posted 10-Q or 10-K and without any deductions) as of the last day of any of its fiscal quarters to be less than the sum of (x) $466,527,000 plus (y) 80% of the net proceeds of any equity issuance by ~~BDCA~~the Majority Equityholder after March 31, 2014.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a)                 the Maximum Moody’s Weighted Average Rating Factor Test;

(b)                 the Minimum Weighted Average Spread Test; and

(c)                 the Maximum Weighted Average Life Test.

“Collection Account” has the meaning assigned to such term in Section 8.02 and includes the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” means with respect to any portion of the Unused Amount (i) less than 25% of the Facility Amount on such day, 0.75%, (ii) equal to or greater than 25% of the Facility Amount on such day, 1.25%.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations” means, as of any date of determination, the following limitations (as applied to the Aggregate Asset Cost of the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, proposed to be owned) by the Borrower, calculated as a percentage of the Aggregate Asset Cost plus the aggregate amount of cash then on deposit in the Principal Collection Subaccount and in each case in accordance with the procedures set forth in Section 1.04; provided that for purposes of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan shall be assumed to have been fully funded as of such date of determination):

(a)                 not more than 5.00% consists of Collateral Loans of any one Obligor (and Affiliates thereof);

(b)                 not more than 10.00% consists of Collateral Loans with Obligors in any one Moody’s Industry Classification, except that (i) Collateral Loans with Obligors in one Moody’s Industry Classification may constitute up to 20% of the Aggregate Principal Balance, (ii) Collateral Loans with Obligors in two other Moody’s Industry Classifications may each constitute up to 15% of the Aggregate Principal Balance and (iii) Collateral Loans with Obligors in one other Moody’s Industry Classification may constitute up to 12.5% of the Aggregate Principal Balance;

(c)                 not more than 10.00% consists of Collateral Loans with Obligors that have EBITDA less than $50,000,000;

(d)                 not more than 10.00% consists of Second Lien Obligations;

(e)                 not more than 5.00% consists of Unquoted Collateral Loans;

(f)                  not more than 20.00% consists of Collateral Loans with a Moody’s Rating of less than “B3” or an S&P Rating less than “B-”;

(g)                 not more than 5.00% consists of Partial PIK Loans;

(h)                 not more than 65.00% consists of Covenant Lite Loans;

(i)                  not more than 10.00% consists of Collateral Loans that provides for payment of interest less frequently than quarterly;

(j)                  not more than 5.00% consists of DIP Loans;

(k)                 not more than 5% consists of Delayed Drawdown Collateral Loans; ~~and~~

(l)                  not more than 20.00% consists of Collateral Loans the original loan facility amount corresponding to the applicable loan tranche thereof (which, for the avoidance of doubt, will be determined by aggregating only loans that, in accordance with then-prevailing market practice, are typically bought and sold together and are “tax fungible”) is less than $200,000,000 as of the date the Borrower commits to acquire such loan; and

(m)              (i) not more than 15.00% consists of Bonds and (ii) not more than 5.00% consists of Unsecured Bonds.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning assigned to such term in Section 14.08(c).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Covenant Lite Loan” means a Collateral Loan that (a) does not contain any financial covenants or (b) requires the borrower to comply with an Incurrence Covenant, but does not require the borrower to comply with a Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents).

“Coverage Test” means each of (a) the Borrowing Base Test and (b) the Equity Coverage Test.

“Covered Account” means each of the Collection Account (including the Interest Collection Subaccount and Principal Collection Subaccount therein), the Payment Account and the Unfunded Reserve Account.

“Credit Risk Collateral Loan” means a ~~loan~~Loan or Bond which, in the judgment of the Collateral Manager, (a) has a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Collateral Loan or (b) as a result of one or more factors, including credit quality, has a significant risk of declining in market price (but not including any such decline experienced by the market generally as a result of interest rate movement, general economic conditions or similar factors).

“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Data File” has the meaning specified in Section 8.07(a).

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Defaulted Collateral Loan” means any ~~loan~~Loan or Bond as to which:

(a)                a default as to all or any portion of one or more payments of principal and/or interest has occurred with respect to such ~~loan~~Loan or Bond (giving effect to any grace period applicable thereto but in no event exceeding three (3) Business Days past the applicable due date); or

(b)                except in the case of a DIP Collateral Loan, an Insolvency Event (without giving effect to any grace period set forth in such definition) with respect to the related Obligor of such ~~loan~~ Loan or Bond has occurred; or

(c)                a Material Modification (subject to the proviso contained in the definition thereof) with respect to such ~~loan~~Loan or Bond has occurred; or

(d)                has (i) a Moody’s Rating below “Caa3” (or a Moody’s probability of default rating of “D” or “LD”) or (ii) an S&P Rating below “CCC-” (or of “D” or “SD”), or in each case had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Custodian related to a Collateral Loan and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

~~“Early Opt in Election” means the occurrence of: (a)(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.11(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (b)(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.~~

“EBITDA” means, with respect to any trailing twelve month period and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Collateral Manager, and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents or Subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), extraordinary, one-time and/or non-recurring losses or charges, and any other item the Collateral Manager and the Administrative Agent deem to be appropriate.

“Eighth Amendment Effective Date” means June 22, 2020.

“Eligible Investment Required Ratings” means, with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” (and not on credit watch for possible downgrade) or “P-1” for one-month instruments, “Aa2” (and not on credit watch for possible downgrade) and “P-1” for three-month instruments, “Aa3” (and not on credit watch for possible downgrade) and “P-1” for six-month instruments and “Aa2” (and not on credit watch for possible downgrade) and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” July 21, 2015 (or such later date as may be determined by the Borrower and the Collateral Manager based upon such advice), Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Equity Advance Rate” means, with respect to any Collateral Loan on any date of determination, 100% minus the Advance Rate with respect to such Collateral Loan on such date of determination.

“Equity Amount” means, on any date of determination, the sum, for all Collateral Loans held by the Borrower on such date of determination (determined, for this purpose, on a “settlement date” basis), of the products of (a) the Equity Advance Rate in effect on such date with respect to such Collateral Loan multiplied by (b) the Asset Cost of such Collateral Loan on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan shall be assumed to have been fully funded as of such date of determination.

“Equity Coverage Percentage” means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 5%.

“Equity Coverage Ratio” means, on any date of determination, (a) the sum of (i) the aggregate amount of Eligible Investments held by the Borrower on such date of determination plus (ii) the sum, for all Collateral Loans held by the Borrower on such date of determination, of the Market Values of such Collateral Loans on such date of determination minus (iii) the aggregate Advances Outstanding on such date of determination divided by (b) the Aggregate Asset Cost of all Collateral Loans held by the Borrower on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loans shall be assumed to have been fully funded as of such date of determination.

“Equity Coverage Test” means a test that is satisfied if, as of any date of determination, the Equity Coverage Ratio (including after giving effect to the making of any Advance on such date and the application of the proceeds thereof) is equal to or greater than the Equity Coverage Percentage.

“Equity Percentage” means, on any date of determination, (a) the Equity Amount on such date of determination divided by (b) the Aggregate Asset Cost of all Collateral Loans held by the Borrower on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loans shall be assumed to have been fully funded as of such date of determination.

“Equityholder” means BDCA Senior Loan Fund LLC, a Delaware limited liability company.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“Errors” has the meaning assigned to such term in Section 14.08(c).

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) the ~~Collateral~~Administrative Agent shall have notified ~~the Administrative Agent,~~ the Borrower and each Lender of the inability, for any reason, to determine the Adjusted Eurodollar Rate, (c) the Required Lenders shall have notified the Administrative Agent of a determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders in the London interbank market does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Advance; provided that a Eurodollar Disruption Event shall not occur if the circumstances under Section ~~2.11~~2.18(~~e~~a) are applicable.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded.

“Excess Interest Proceeds” means, on any date of determination, the excess of (1) amounts then on deposit in the Collection Account representing Interest Proceeds over (2) the sum of (x) the projected amounts required to be paid pursuant to Sections 9.01(a)(i)(A) through (I) on the next succeeding Payment Date or the Final Maturity Date, as applicable, minus (y) any Excess Interest Proceeds withdrawn during the related Interest Accrual Period pursuant to Section 8.03, as determined by the Borrower (or the Collateral Manager on its behalf) (in the case of clause (1) and clause (2)) in good faith and in a commercially reasonable manner and, in the case of clause (1), verified by the Collateral Agent and, in the case of clause (2), verified by the Administrative Agent.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income, net profits, or capital (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes and (b) Taxes on any “withholdable payment” payable to such Secured Party as a result of the failure of such Secured Party to satisfy the applicable requirements of FATCA.

“Facility Amount” means (a) on or prior to the Commitment Termination Date, $400,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, the outstanding principal balance of all the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Administration Agreement, the Administrative Agent Fee Letter, the Collateral Agent Fee Letter, the Sale Agreement, the New Equityholder Sale Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Final Maturity Date” means May 31, ~~2022~~2024.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. (New York time) or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a broker-dealer (a) if, in the Administrative Agent's commercially reasonable judgment, (i) such broker-dealer may be ineligible to accept assignment or transfer of the par amount of such Collateral Loan substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, or (ii) such broker-dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the Related Documents for such Collateral Loan to the assignment or transfer to such broker-dealer of the par amount of such Collateral Loan or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the par amount of such Collateral Loan or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the broker-dealer that would permit settlement of the sale to such broker-dealer of the par amount of such Collateral Loan.

“First Lien Obligation” means any ~~loan~~Loan (and not a ~~bond~~Bond or similar security) that meets the following criteria:

(i)                  is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such ~~loan~~Loan;

(ii)                 is secured by a valid first priority perfected Lien in, to or on specified collateral securing the obligor’s obligations under such ~~loan~~Loan (whether or not such ~~loan~~Loan is also secured by any lower priority Lien on other collateral);

(iii)                is secured, pursuant to such first priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such ~~loan~~Loan plus the aggregate outstanding principal balances of all other loans or other obligations of equal seniority secured by a first Lien in the same collateral; and

(iv)              is not a ~~loan~~Loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the ~~loan~~Loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a ~~loan~~Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such ~~loan~~Loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Floor Obligation” means, as of any date:

(a)       a Collateral Loan (i) for which the Related Documents provides for a Libor rate option and that such Libor rate is calculated as the greater of a specified “floor” rate per annum of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Ineligible Collateral Loan” means, at any time, a ~~loan~~Loan or ~~other obligation~~Bond, or any portion thereof, that fails to satisfy any criteria of the definition of “Collateral Loan” giving effect to the proviso in the introductory language to the definition of “Collateral Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

IR P 1

× ×

D

where:

IR =  the Interest Rate for such Advance on such day;

P = the principal amount of such Advance on such day; and

D = 360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date after the Eighth Amendment Effective Date, (i) the period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on June 30, 2020 and (ii) the period from and including July 1, 2020 to but excluding the first Payment Date after the Eighth Amendment Effective Date, and (b) with respect to any subsequent Payment Date, the period from and including the preceding Payment Date

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

~~“Key People” means Peter Budko, Robert Grunewald, William Kahane, Nick Radesca and Nicholas S. Schorsch (and any replacements reasonably acceptable to the Administrative Agent).~~

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“LIBOR Rate” or “LIBOR” means, for any Interest Accrual Period, (i) with respect to any Advance made or outstanding on the first day of an Interest Accrual Period, a rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Accrual Period, for Dollar deposits (for delivery on the first day of such Interest Accrual Period) with a term equivalent to three (3) months and (ii) with respect to any Advance not made or outstanding on the first day of an Interest Accrual Period, the rate per annum equal to ICE LIBOR, as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the date on which such Advance is made, for Dollar deposits (for delivery on the date on which such Advance is made) with a term equivalent to three (3) months; provided that, if no such rate is published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time), the LIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for London interbank deposits for a three (3) month period in United States dollars at approximately 11:00 a.m. (London time) on the applicable rate setting day to prime banks in the London interbank market. If the LIBOR Rate is less than zero percent then the LIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means a commercial loan or debt obligation (other than a Bond) owned or acquired by the Borrower.

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Losses” has the meaning assigned to such term in Section 13.09(d)(i).

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Majority Equityholder” means any equityholder indirectly owning more than 50% of the equity interests of the Borrower through the Equityholder. As of the Ninth Amendment Effective Date, the Majority Equityholder is BDCA.

“Management Agreement” means the Amended and Restated Investment Advisory Agreement and Management Services Agreement, dated as of ~~June 23~~February 1, ~~2011~~2019, between BDCA and BDCA Adviser, LLC, or any comparable investment advisory agreement entered into in replacement thereof between BDCA and BDCA Adviser, LLC that is approved by both a majority of the noninterested directors and a majority of the outstanding stockholders of BDCA.

“Mandatory Amortization Amount” means, with respect to the applicable Payment Dates set forth below, an amount sufficient to reduce Advances Outstanding as of such Payment Date (i) on the first Payment Date during the Amortization Period, to 87.5% of Advances Outstanding as of the last day of the Reinvestment Period, (ii) on the second Payment Date during the Amortization Period, to 75.0% of Advances Outstanding as of the last day of the Reinvestment Period, and (iii) on the third Payment Date during the Amortization Period, to 50.0% of Advances Outstanding as of the last day of the Reinvestment Period.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Value” means, with respect to any Collateral Loan, the amount (determined by the Administrative Agent) equal to the product of (x) the principal amount thereof (determined exclusive of accrued interest and premium) and (y) the price (expressed as a percentage of par) determined in the following manner:

(i)                 the bid-side quote determined by any of Loan X, Inc., Loan Pricing Corporation, MarkIt Partners (or, in the case of a Bond, TRACE) or any other nationally recognized ~~loan~~ pricing service selected by the Administrative Agent; provided that, if the Administrative Agent reasonably determines that the quote of any such ~~loan~~ pricing service is not current or accurate, the Administrative Agent may reject such quote; or

(ii)               if the value of a Collateral Loan is not determined in accordance with clause (i) above (either because no bid-side quote is available or the Administrative Agent rejects one or more ~~loan~~ pricing services), the average of the bid-side quotes determined by at least two independent broker-dealers active in the trading of such ~~asset~~Collateral Loan; or if only one such bid can be obtained, such bid; provided that, if the Administrative Agent determines that the quote of any such independent broker-dealer is not current or accurate, the Administrative Agent may reject such quote; or

(iii)               if the value of a Collateral Loan is not determined in accordance with clause (i) or (ii) above (either because no bid-side quote is available or the Administrative Agent reasonably rejects one or more bid-side quotes), the value of such Collateral Loan (expressed as a percentage of par) shall be the Valuation Price then in effect for such Collateral Loan.

If the Borrower disputes the Market Value of any Collateral Loan determined pursuant to the foregoing clause (i) or (ii), then the Borrower may (at its sole expense), no later than three hours after the Borrower is given notice of such determination, (i) designate two nationally recognized broker-dealers active in the trading of such ~~loan~~Collateral Loan and (ii) provide to the Administrative Agent within such three-hour period with respect to each such broker-dealer a Firm Bid with respect to not less than the principal amount of such Collateral Loan. The highest of such two Firm Bids will be the Market Value for the relevant date of determination.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Collateral Manager both individually or taken as a whole,

(b) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of any material portion of the Collateral Loans or the Related Documents,

(c)  the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, or (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of a Related Document with respect thereto executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that:

(a)                reduces or waives one or more interest payments or permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments as of the date such Collateral Loan was acquired by the Borrower);

(b)                contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-Obligor from its obligations with respect thereto;

(c)              substitutes or releases the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower), and such substitution or release materially and adversely affects the value of such Collateral Loan (as determined in the sole discretion of the Administrative Agent);

(d)             waives, extends or postpones any date fixed for any scheduled payment or mandatory prepayment of principal on such Collateral Loan; or

(e)                reduces or forgives any principal amount of such Collateral Loan; or

(f)                delays or extends the maturity date of such Collateral Loan.

“Maximum Moody’s Weighted Average Rating Factor Test” means a test that will be satisfied on any date of determination if the Weighted Average Moody’s Rating Factor of the Collateral Loans is,

~~during the Reinvestment Period,~~ less than or equal to ~~3200 or, following the termination of the Reinvestment Period,~~ 3490.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to 7.0 years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) the date on which a Collateral Loan is acquired or disposed of by the Borrower and (d) each Monthly Report Determination Date.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds 3.00%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.07(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.07(a).

“Monthly Reporting Date” has the meaning specified in Section 8.07(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 5 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if Moody’s publishes revised industry classifications.

“Moody’s Rating” means, with respect to any Collateral Loan, as of any date of determination:

(a)              if such Collateral Loan has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal interest promised, such rating,

(b)             if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate family rating by Moody’s, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by Moody’s that is one rating subcategory above such corporate family rating

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not	The rating by Moody’s that is one rating subcategory below such corporate family

“Net Aggregate Exposure Amount” means, at any time, the excess (if any) of (a) the aggregate unfunded amounts in respect of all Delayed Drawdown Collateral Loans at such time over (b) the aggregate amount on deposit in the Unfunded Reserve Account at such time.

“Net Asset Value” means, with respect to the Majority Equityholder, the net asset value of the Majority Equityholder calculated in accordance with GAAP for inclusion in the Majority Equityholder’s financial statements and adjusted for (a) any distributions made by the Majority Equityholder to its members and (b) any deductions and distributions made on assets held by the Majority Equityholder, in each case, since the most recent financial statements of the Majority Equityholder.

“New Lending Office” has the meaning assigned to such term in Section 12.03(d).

“New Equityholder Sale Agreement” means the Sale and Contribution Agreement, dated as of the Ninth Amendment Effective Date, by and among the Equityholder and the Borrower.

“Ninth Amendment Effective Date” means January 20, 2021.

“Non-Excluded Taxes” mean all Taxes other than Excluded Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(g).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, the Person primarily obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Loan or Facility Document).

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; and (c) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and with respect to which reserves in accordance with GAAP have been provided on the books of such Person.

“Permitted Subsidiary” means any subsidiary (a) that meets the then-current general criteria of Moody’s and S&P for bankruptcy remote entities and that includes, in its Constituent Documents, “special purpose” provisions substantially similar to those in the Constituent Documents of the Borrower, and (b) that is formed for the sole purpose of holding any Equity Security in one or more Persons or other assets received in a workout of a Defaulted Collateral Loan or otherwise acquired in connection with a workout of a Collateral Loan.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan (other than a Partial PIK Loan) that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Post-Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum.

“Potential Terminated Lender” has the meaning specified in Section 2.16(a).

“Predecessor Collateral Manager Work Product” has the meaning assigned to such term in Section 14.08(c).

“Prepayment Fee” has the meaning assigned to such term in Section 2.12(b).

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any ~~loan~~Collateral Loan, as of any date of determination, the outstanding principal amount of such ~~loan~~Collateral Loan, excluding any capitalized interest.

“Principal Collection Subaccount” has the meaning specified in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (howsoever designated).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Process Agent” has the meaning assigned to such term in Section 12.14.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proper Instructions” means instructions (including Trade Confirmations) received by the Custodian from the Borrower, or the Collateral Manager on behalf of the Borrower, in any of the following forms acceptable to the Custodian: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions.

“Published Yield” means, on any date of determination, the average yield to maturity for single “B”-rated bank loans or bond as published on such date of determination by MarkIt Partners or, in the case of a Bond, TRACE; provided that, if (a) such average yield to maturity ceases to be published by MarkIt Partners or TRACE, as applicable, or a successor sponsor acceptable to the Administrative Agent or (b) the Administrative Agent determines in good faith that such average yield to maturity as so published is no longer representative of actual market data, “Published Yield” shall mean such average yield to maturity as determined by the Administrative Agent (or any Person designated by the Administrative Agent) using the same or a substantially similar method of calculation as that used by MarkIt Partners or TRACE, as applicable, on the date hereof.

“Purchase Price” means, with respect to any Collateral Loan, the aggregate purchase price paid by the Borrower to purchase such Collateral Loan (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest and premium).

“QIB” has the meaning assigned to such term in Section 12.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Quarterly Asset Amount” means, for any Payment Date, the arithmetical average of (a) the sum of the Principal Balances of all Collateral Loans and the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Subaccount, measured as of the first day of the related Collection Period and (b) the sum of the Principal Balances of all Collateral Loans and the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Subaccount, measured as of the related Determination Date.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U”, “Regulation W” and “Regulation X” mean Regulation T, U, W and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to ~~and including~~but excluding the earliest of (a) May 31, ~~2021~~2023 and (b) the date of the termination of the Commitments pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a). “Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)	an executed copy of the assignment for such Collateral Loan;

(b)	other than in the case of a Noteless Loan, the original executed Underlying Note endorsed by the issuer or the prior holder of record of such Collateral Loan in blank or to the Borrower;

(c)	an executed copy of the Underlying Loan Agreement, together with a copy of all amendments and modifications thereto;

(d)	a copy of each related security agreement (if any) signed by each applicable Obligor;

(e)	a copy of each related guarantee (if any) then executed in connection with such Collateral Loan;

(f)	a Document Checklist; and

(g)	for the Closing Date Participation Interest, the fully executed Closing Date Participation Agreement.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or ”authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, and (f) in the case of the Collateral Administrator, the Collateral Agent or Administrative Agent, an officer of the Collateral Administrator, the Collateral Agent or Administrative Agent, as applicable, responsible for the administration of this Agreement.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and among ~~the Equityholder~~BDCA and the Borrower.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, with respect to any Collateral Loan as of any date of determination:

(a)             if such Collateral Loan has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by S&P, such rating,

(b)             if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating

(f)                if the foregoing paragraphs are not applicable, then the S&P Rating shall be “CC”; provided that (x) if application has been made to S&P to rate a Collateral Loan and such Collateral Loan has a Moody’s Rating, then the S&P Rating with respect to such Collateral Loan shall, pending the receipt of such rating from S&P, be equal to the S&P Rating that is equivalent to such Moody’s Rating and (y) Collateral Loans constituting no more than 10% of the Aggregate Asset Cost may be given an S&P Rating based on a rating given by Moody’s as provided in clause (x) (after giving effect to the addition of the relevant Collateral Loan, if applicable).

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Obligation” means any ~~loan~~Loan (and not a ~~bond~~Bond or similar security) that meets the following criteria:

(i)                is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such ~~loan~~Loan other than “First Lien Debt” (as defined below) with respect to the liquidation of such obligor or the collateral for such ~~loan~~Loan;

(ii)               is secured by a valid second priority perfected Lien in, to or on specified collateral securing the obligor’s obligations under such ~~loan~~Loan (whether or not such ~~loan~~Loan is also secured by any higher or lower priority Lien on other collateral); but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of other indebtedness secured by the same collateral (“First Lien Debt”) as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while First Lien Debt is outstanding, (2) to permit a holder or holders of First Lien Debt to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such obligation following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of First Lien Debt to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of First Lien Debt;

(iii)             is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such ~~loan~~Loan plus the aggregate outstanding principal balances of all other ~~loans~~Loans of equal or higher seniority secured by a first or second Lien in the same collateral;

(iv)              is not a ~~loan~~Loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates; and

(v)            such ~~loan~~Loan is priced by at least two independent sources (as evidenced by data from Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Administrative Agent).

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the ~~loan~~Loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a ~~loan~~Loan made to a parent entity that is secured solely or substantially by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such ~~loan~~Loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Secured Bond” means a Bond that is secured by a valid perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Bond and otherwise meets the requirements for a First Lien Obligation (but for the fact that the related obligation is a Bond and not a Loan).

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Seventh Amendment Effective Date” means June 27, 2019.

~~“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.~~

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, to be specified by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Default or Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent), the Collateral Manager may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of a Default or Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent.

“Structured Finance Obligation” means any Collateral Loan owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Successor Collateral Manager” has the meaning assigned to such term in Section 14.08(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Confirmation” means a confirmation of the Borrower’s acquisition of a Collateral Loan delivered to the Collateral Agent (with a copy to the Custodian and the Administrative Agent) by the Borrower pursuant to Section 13.03(b), and setting forth applicable information with respect to such Collateral Loan, which confirmation shall contain such information in respect of such Collateral Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Collateral Loan in the form of a customary trade confirmation as agreed to by, the Custodian and the Borrower from time to time.

“Termination Percentage” means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 7.5%.

“TRS Agreement” means the Total Return Swap, dated July 31, 2012 (as amended and restated as of May 6, 2014), between 405 TRS I, LLC and Citibank.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility or indenture pursuant to which such Collateral Loan is made or issued.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.04. “Unfunded Reserve Required Amount” has the meaning specified in Section 8.04.

“Unquoted Collateral Loan” means a ~~commercial loan~~Loan that (A) that has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such ~~loan~~Loan, (B) satisfies the eligibility requirements set forth in the definition of “Collateral Loan” on any date of determination and (C) satisfies the following additional requirements:

(a)    is not a Covenant- Lite Loan;

(b)    is not a DIP Collateral Loan;

(c)    on the date of purchase or other acquisition thereof by the Borrower, and thereafter, as of the last day of the most recent fiscal quarter for which financial information is available in relation to the relevant Obligor (i) the ratio of (A) Aggregate Indebtedness in relation to such Collateral Loan as of the last day of the most recent fiscal quarter for which financial information is available in relation to the relevant Obligor to (B) EBITDA in relation to such Collateral Loan for the most recent period of four consecutive fiscal quarters for which financial information is available in relation to the relevant Obligor is less than 4.25 and (ii) EBITDA of such Obligor is greater than $20,000,000; and

(d)    such ~~commercial loan~~Loan is not quoted by any nationally recognized pricing or quotation service.

“Unsecured Bond” means an unsecured Bond that is not (and is not expressly permitted by its terms to become) subordinate in right of payment or lien to any other obligation for borrowed money of the Obligor of such Bond.

“Unused Amount” means, for any day, an amount equal to the excess of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“U.S. Bank” has the meaning assigned to such term in the introduction to this Agreement.

“Valuation Price” means, with respect to any Collateral Loan for which the Market Value thereof is not determined pursuant to clause (i) or (ii) of the definition of “Market Value” on any date of determination, the lower of (a) the most recent valuation of such Collateral Loan provided to the Borrower (with a copy to the Administrative Agent) by any one of the valuation firms set forth on Schedule 8 or any other nationally recognized valuation firm acceptable to the Administrative Agent and (b) the sum of (i) the Purchase Price plus (or minus the absolute value of such product if negative) (ii) the product of (x) the Change in Yield with respect to such Collateral Loan on such date of determination multiplied by (y) the lesser of (A) 1,620 and (B) the number of days during the period from and including such date of determination to but excluding the stated maturity of such Collateral Loan divided by (z) 360.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Spread” means, as of any date, the number obtained by dividing:

(e)                As a condition to the payment of principal of and Interest on any Advance without the imposition of withholding tax, the Borrower or either Agent may require certification acceptable to it to enable the Borrower and the Agents to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f)                 Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.05. Prepayment of Advances

(a)                Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium, subject to Section 2.10; provided that the Borrower shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon one (1) Business Day prior to the date of such prepayment (provided that same day notice may be given to cure any non-compliance with the Coverage Tests). The ~~Collateral~~Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Coverage Tests) shall in each case be in a principal amount of at least $500,000. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c)                Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to the LIBOR Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the LIBOR Rate occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the LIBOR Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11. Illegality; Inability to Determine Rates~~; Effect of Benchmark Transition Event~~

(a)                Notwithstanding any other provision in this Agreement, in the event of a Eurodollar Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Eurodollar Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Eurodollar Rate.

(b)                Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Eurodollar Rate pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Eurodollar Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)                If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the ~~Collateral~~Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Adjusted Eurodollar Rate with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Adjusted Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d)                Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Adjusted ~~LIBOR~~Eurodollar Rate, or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate.

~~(e)                Notwithstanding anything to the contrary herein or in any other Facility Document:~~

~~(i)       Upon the occurrence of a Benchmark Transition Event or an Early Opt-in asElection, applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.11(e) will occur prior to the applicable Benchmark Transition Start Date.~~

~~(ii)       In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent will promptly notify the Borrower and the Lenders of any such amendment.~~

~~(iii)___       The Administrative Agent will promptly notify the Borrower and the Lenders of (a) any occurrence of a Benchmark Transition Event or an Early Opt in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes and (d) the commencement or conclusion of any Benchmark Unavailability Period.~~

~~(iv)___       Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.11(e) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(e).~~

~~(v)___       During any Benchmark Unavailability Period, the Base Rate will be used instead of LIBOR for all Advances Outstanding; provided that, upon the Borrower’s receipt of notice of t                      he commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance during such Benchmark Unavailability Period.~~

~~(f)       None of the Collateral Agent, the Collateral Administrator or the Custodian shall be nder any obligation (i) to monitor, determine or verify the unavailability or cessation of the LIBOR Rate (or other applicable benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Eurodollar Disruption Event, (ii) to select, determine or designate any Base Rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what conforming changes or amendments are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Collateral Administrator or the Custodian shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Facility Documents as a result of the unavailability of the LIBOR Rate (or other applicable benchmark) and absence of a designated Base Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of the Facility Documents and reasonably required for the performance of such duties~~.

Section 2.12. Fees

(a)                Commitment Fee. On each Payment Date, the Borrower shall pay to the ~~Collateral~~Administrative Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period from and including the Closing Date to and ~~before~~excluding the ~~last day of the Reinvestment Period~~Commitment Termination Date, of the product of (i) ~~0.50% per annum~~the applicable Commitment Fee Rate, divided by 360 and (ii) the applicable portion of the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b)                Prepayment Fee. If, during the Reinvestment Period, the Facility Amount is reduced in whole or in part at the option or election of the Borrower, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis), a prepayment fee (a “Prepayment Fee”) equal to the product of (i) 0.50% of the Facility Amount (in the event the Commitments are terminated or the Facility Amount is reduced in whole) or the amount of such reduction of the Facility Amount (in the event the Facility Amount is reduced in part) and (ii) the actual number of days remaining in the Reinvestment Period, divided by 360. Such Prepayment Fee shall be payable on the date of the termination of this Agreement (in the event this Agreement is terminated in whole) or on the first Payment Date immediately succeeding the reduction of the Facility Amount (in the event the Facility Amount is reduced in part).

(c)                Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent and such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

Section 2.13. Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14. Post-Default Interest

During the existence of an Event of Default, all Obligations shall bear interest at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15. Payments Generally

(a)       All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower to the applicable recipient in Dollars, in immediately available Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to this Agreement or any other Facility Document, or further action or consent of any other party to this Agreement or any other Facility Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Lenders comprising the Required Lenders.

If (i) a Benchmark Replacement Date has occurred and the applicable Benchmark Replacement on such Benchmark Replacement Date is a Benchmark Replacement other than the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, (ii) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR and the Borrower requests that the Administrative Agent review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (iii) following such request from the Borrower, the Administrative Agent determines (in its sole discretion) that such forward looking term rate is administratively feasible for the Administrative Agent, then the Administrative Agent may (in its sole discretion) provide the Borrower with written notice that from and after a date identified in such notice: (i) a Benchmark Replacement Date shall be deemed to have occurred, the Benchmark Replacement on such Benchmark Replacement Date shall be deemed to be a Benchmark Replacement determined in accordance with clause (1) of the definition of “Benchmark Replacement” under this Section titled Benchmark Replacement Setting; provided, however, that if upon such Benchmark Replacement Date the Benchmark Replacement Adjustment is unable to be determined in accordance with clause (1) of the definition of Benchmark Replacement and the corresponding definition of Benchmark Replacement Adjustment, then the Benchmark Replacement Adjustment in effect immediately prior to such new Benchmark Replacement Date shall be utilized for purposes of this Benchmark Replacement (for avoidance of doubt, for purposes of this proviso, such Benchmark Replacement Adjustment shall be the Benchmark Replacement Adjustment which was established in accordance with the definition of “Benchmark Replacement Adjustment” on the date determined in accordance with clauses (1) or (2), as applicable, of the definition of “Benchmark Replacement Date” hereunder) and (ii) such forward looking term rate shall be deemed to be the forward looking term rate referenced in the definition of Term SOFR for all purposes hereunder or under any Facility Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document. For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section titled “Benchmark Replacement Setting” shall apply with respect to such election of the Administrative Agent as completely as if such forward-looking term rate was initially determined in accordance with clause (1) of the definition of Benchmark Replacement, including, without limitation, the provisions set forth in clauses (b) and (f) of this Section 2.18.

(b)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.

(c)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.18 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of Interest Accrual Period for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of Interest Accrual Period for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for Advances at the LIBOR Rate during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Advances bearing interest at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)        Disclaimers. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to LIBOR Rate (or any other Benchmark) or have the same volume or liquidity as did LIBOR Rate (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.18 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.18.

(g)       Certain Definitions. As used in this Section 2.18:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to clause (d) of this Section 2.18.

“Benchmark” means, initially, LIBOR Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.18.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)  the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)  the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)  the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Accrual Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)  for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Accrual Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)  for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated or bilateral credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational smatters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of(a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)  in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)  in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from the Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)  a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with this Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with this Section 2.18.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR Rate, the occurrence of the following on or after December 31, 2020:

(1)  a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities in the U.S. syndicated or bilateral loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in such notice and are publicly available for review), and

(2)  the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Initial Advances

The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)          each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this

(c)          each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)          no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e)          the Borrower and the Collateral Manager shall have received written notice from the Administrative Agent, evidencing the approval of the Administrative Agent in its sole discretion, in accordance with clause (A) of the definition of “Collateral Loan”, of the ~~loans~~Collateral Loans to be added to the Collateral; and

(f)           after the making of such Advances and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit thereon is at least equal to the Unfunded Reserve Required Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)          Due Organization. The Borrower is a limited liability company formed and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi)            the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii)           with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account; and

(viii)          with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

(n)          Prior Activities of the Borrower. The Borrower has not conducted any business or other activities other than entry into and performance under the TRS Agreement and activities incidental thereto, including in connection with the termination of the TRS Agreement and the merger of 405 Loan Funding LLC with and into the Borrower on the Closing Date. As of the Closing Date, the TRS Agreement has been terminated. As of the Closing Date, the Borrower has no creditors other than the Lenders under this Agreement or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents.

(o)          Prior Name of the Borrower. The Borrower was previously known as “405 TRS I, LLC” and “CB Funding I, LLC.” The Borrower’s name was changed to (i) “CB Funding I, LLC” pursuant to a Certificate of Amendment filed on June 10, 2014 with the Office of the Secretary of State of Delaware and to (ii) “BDCA-CB Funding, LLC” pursuant to a Certificate of Amendment filed on June 19, 2014 with the Office of the Secretary of State of Delaware.

(p)          Beneficial Ownership Certification. As of the ~~Eighth~~Ninth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.02. Representations and Warranties of the Collateral Manager

The Collateral Manager represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)          Due Organization. The Collateral Manager is a ~~corporation~~limited liability company duly organized and validly existing under the laws of the State of ~~Maryland~~Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Collateral Manager is in good standing in the State of ~~Maryland~~Delaware. The Collateral Manager is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Collateral Manager of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by the Collateral Manager of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clause (i) above, where such conflicts, breaches, violations or defaults would not reasonably be expected to have a Material Adverse Effect.

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. The Collateral Manager has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by the Collateral Manager of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)           Compliance with Agreements, Laws, Etc. The Collateral Manager has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. The Collateral Manager has preserved and kept in full force and effect its legal existence. The Collateral Manager has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither the Collateral Manager nor, to the knowledge of the Collateral Manager, any Affiliate of the Collateral Manager is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. The Collateral Manager is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the PATRIOT Act.

(g)          Investment Company Act, ~~Investment Advisers Act of 1940, Etc.~~ The Collateral Manager is not required to be registered as an ~~externally managed, non diversified closed end~~ investment ~~company that has elected to be treated as a business development~~ company under the Investment Company Act. ~~The Collateral Manager has elected to be treated for U.S. federal income tax purposes as, and qualifies as, a regulated investment company under Subchapter M of the Code. The Collateral Manager is managed by BDCA Adviser, LLC, a private investment firm that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.~~

ARTICLE V
COVENANTS

Section 5.01. Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full):

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b)          Enforcement.

(i)             It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)            It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Collateral Manager and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will punctually perform, and use commercially reasonable efforts to cause the Collateral Manager and the Collateral Administrator to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)          Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)          Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender):

(i)             within 120 days after the end of each fiscal year of ~~BDCA~~the Majority Equityholder, an annual report containing an audited consolidated statement of assets, liabilities, and capital as of the end of such fiscal year, and audited consolidated statements of operations and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of ~~BDCA~~the Majority Equityholder and its consolidated subsidiaries on a consolidated basis;

(ii)            within 60 days after the end of each of the first three quarters of each fiscal year of ~~BDCA~~the Majority Equityholder, an unaudited financial report containing a consolidated statement of assets, liabilities, and capital, consolidated statements of operations and cash flows, and a market value report regarding ~~BDCA~~the Majority Equityholder’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of ~~BDCA~~the Majority Equityholder and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)           within three Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv)           to the extent received by the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, on or prior to date the Borrower commits to acquire a Collateral Loan, audited financial statements for the two year period most recently ended with respect to the related Obligor;

(v)            to the extent received by the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, the complete financial reporting package with respect to each Obligor and with respect to each Collateral Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Collateral Loan for such Obligor) provided to the Collateral Manager (on behalf of the Borrower) for the periods required by the Related Documents, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Collateral Manager (on behalf of the Borrower) as specified in the Related Documents;

(vi)          the portfolio monitoring report prepared by the Collateral Manager with respect to each Obligor on a quarterly basis (including covenant testing), which delivery shall be made no later than 30 days after the end of each quarter;

(vii)         copies of any material amendment, restatement, supplement, waiver or other modification to the Related Documents of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification; and

(viii)        from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, the requirement to deliver financial statements set forth in Section 5.01(d)(i)-(ii) will be satisfied at any such time as such financial statements are publicly posted on the official web site of ~~BDCA~~the Majority Equityholder, appropriately filed with the SEC, or upon receipt of such information through e-mail (with confirmation of receipt) or another delivery method acceptable to the Administrative Agent.

(e)        Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case all as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designee; provided, further, however, that so long as no Event of Default has occurred, the Administrative Agent shall not make more than one visit or inspection per calendar quarter and no Lender (that is not the Administrative Agent) shall make more than one visit or inspection per calendar year. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)         Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)             to fund or pay the purchase price of Collateral Loans (other than Ineligible Collateral Loans) or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii)            to fund additional extensions of credit under Delayed Drawdown Collateral Loans held by the Borrower in accordance with the terms of this Agreement; and

(ix)           to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account under Section 8.04).

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U, Regulation W and Regulation X.

(g)          Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(h)          No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(i)           Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(j)           Collections. The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the Collection Account.

(k)          Priority of Payments. The Borrower shall instruct (or cause the Collateral Manager to instruct) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l)           Acquisition of Collateral Loans from BDCA and the Equityholder. Any acquisition of Collateral Loans by the Borrower from BDCA or the Equityholder shall be effected pursuant to the Sale Agreement or the New Equityholder Sale Agreement, respectively, and subject in all respects to the terms and conditions set forth therein.

(m)         Certificate of Assignment for Closing Date Participation Interest. As soon as practicable, but in no event later than the date that is ninety (90) days after the Closing Date (or such longer period to which the Administrative Agent may agree), the Borrower shall use its commercially reasonable efforts deliver to the Custodian and the Administrative Agent a copy of the fully executed assignment agreement assigning the Collateral Loan related to the Closing Date Participation Interest directly to the Borrower, certified by an officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and written evidence satisfactory to the Administrative Agent that the Borrower is recognized as the owner of record by the related administrative agent in respect of the Related Documents.

(n)          Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation. The Borrower shall deliver to the Administrative Agent prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification.

Section 5.02. Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full):

(a)          Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents.

(b)          Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, division, partial liquidation, merger (other than the merger of 405 Loan Funding LLC with and into the Borrower on the Closing Date) or consolidation (or suffer any liquidation, dissolution, division or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)          Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not, in any material respect, amend, modify or take any action inconsistent with its Constituent Documents (provided, however, in the event of any amendment or other modification to its Constituent Documents required by Law, the Borrower shall only be required to give the Administrative Agent prior written notice of such amendment or other modification) and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

Section 5.03. Affirmative Covenants of the Collateral Manager

The Collateral Manager covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full):

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b)          Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(c)          Notice of Default. Within three Business Days after a Responsible Officer of the Collateral Manager obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and the action which the Collateral Manager is taking or proposes to take with respect thereto.

Section 5.04. Negative Covenant of the Collateral Manager

The Collateral Manager covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

Section 5.05. Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that any other Person (including ~~BDCA~~the Equityholder and any of its Affiliates) and in furtherance of the foregoing:

(a)          The Borrower shall maintain its accounts, financial statements (which may be consolidated for accounting purposes and included in the consolidated financial statements of its equityholders or the Collateral Manager as required by GAAP or applicable law), books, accounting and other records separate from those of any other Person. shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within forty-five (45) days from the date of entry thereof; or

(f)           the Borrower shall have made payments totaling more than $500,000 in the aggregate to settle any litigation, claim or dispute (excluding the amount of any payment made from insurance proceeds); or

(g)          an Insolvency Event relating to the Borrower occurs; or

(h)          (i) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager, (ii) the Borrower or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document (including, for the avoidance of doubt, as provided in Section 5.02(k)(ii)); or

(i)           (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days; or

(j)           a Change of Control occurs; or

(k)          a Collateral Manager Default occurs; or

(l)           [reserved]; or

(m)         the Borrowing Base Test shall not be satisfied and such failure shall continue for two (2) Business Days; or

(n)          the Equity Coverage Ratio is less than the Termination Percentage and such deficiency shall continue for one (1) Business Day; or

(o)          the Majority Equityholder fails to maintain unencumbered liquidity (calculated as the sum of (i) unrestricted cash or cash equivalents and (ii) undrawn available liquidity under committed credit facilities of the Majority Equityholder and its Subsidiaries (other than the Borrower)) in an amount at least equal to the cumulative amount of principal payments owed by the Majority Equityholder in the subsequent thirty -day period; or

(p)          the Majority Equityholder fails to maintain a Net Asset Value in an amount equal to or greater than $600,000,000; or

(q)          (p) (i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent or (iv) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or

(r)         (q) any Monthly Report or Payment Date Report shall fail to be delivered when due and such failure shall continue for three (3) Business Days.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued Interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (g) of this Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Collateral Manager of the exercise of control rights with respect to the Collateral, the Administrative Agent may exercise such rights, including: (v) the exercise of the Collateral Manager’s rights and obligations under the Facility Documents, including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans may be immediately terminated; (w) the transfer of the Collateral Manager’s rights and obligations under the Facility Documents to a successor Collateral Manager; (x) if the Collateral Manager is not terminated or otherwise replaced in accordance with this Agreement, to require the Collateral Manager to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) if the Collateral Manager is not terminated or otherwise replaced in accordance with this Agreement, to require the Collateral Manager to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Collateral Manager to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent. In connection with any sale or proposed sale of the Collateral during the continuance of an Event of Default (whether pursuant to the Facility Documents or applicable law), ~~BDCA~~the Equityholder (or any Affiliate or designee thereof) shall have the exclusive right to purchase all Collateral Loans (but not in part) so long as (1) ~~BDCA~~the Equityholder provides notice to the Administrative Agent of its intent to acquire and/or refinance the entire Collateral portfolio within three (3) days of receipt of notice by the Collateral Manager of the intent to liquidate the Collateral, (2) the Proceeds of such acquisition and/or refinancing are sufficient to extinguish all Obligations under the Facility Documents (other than unasserted contingent obligations) and (3) such acquisition and/or refinancing is completed within ten (10) Business Days of the date of the Administrative Agent’s notice of intent to liquidate the Collateral.

(a)          Monthly. Not later than fifteen (15) Business Days following the last calendar day of each calendar month (other than the months for which a Payment Date Report is delivered) (the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) to the Agents, the Collateral Manager, and the Lenders, a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Collateral Manager and provided to the Collateral Agent for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.07. The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent a ~~loan~~ data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Collateral Manager on its behalf), and the Administrative Agent). The Borrower shall provide (or cause to be provided) the Data File no later than fifteen (15) Business Days following the Monthly Reporting Date. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last calendar day of the prior calendar month. For the avoidance of doubt, the first Monthly Report following the Seventh Amendment Effective Date shall be delivered on July 22, 2019 and shall be determined with respect to the Monthly Report Determination Date that is June 30, 2019. The Monthly Report for a calendar month shall be in a form reasonably acceptable to the Borrower, the Collateral Agent, the Collateral Manager and the Administrative Agent and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

(b)          Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents, the Collateral Manager and each Lender not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall be in a form reasonably acceptable to the Borrower, the Collateral Agent, the Collateral Manager and the Administrative Agent and shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report (or, in respect of the first Payment Date Report, from the Closing Date).

(c)          Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Collateral Manager who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to the Collateral Administration Agreement to compile and provide the information and reports to be provided in this Section 8.07.

Section 8.08. Release of Collateral

(a)          If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent at least one (1) Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or this Section 10.02 and Section 10.03 are met, invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions are satisfied as of the date the Collateral Manager commits on behalf of the Borrower to make such purchase and after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(i)             On or prior to the first purchase of additional Collateral Loans after the Ninth Amendment Effective Date, the Administrative Agent shall have received legal opinions (addressed to each of the Secured Parties) of Ropes & Gray LLP, counsel to the Borrower, Equityholder and the Collateral Manager, covering the true sale nature of any transfers to the Borrower of Collateral Loans from the Equityholder and such other matters as the Administrative Agent and its counsel shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent;

(ii)            (i) such obligation is a Collateral Loan;

(iii)           (ii) each Collateral Quality Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Collateral Quality Test is maintained or improved); and

(iv)          (iii) each Coverage Test is satisfied.

Section 10.03. Conditions Applicable to All Sale and Purchase Transactions

(a)          Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans shall be for fair market value and, if effected with a Person that is an Affiliate of the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be (i) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement and (ii) effected in accordance with all Applicable Laws.

(b)          Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

Section 10.04. Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default, satisfying any Coverage Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment of a Collateral Loan that is not an Ineligible Collateral Loan. All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Collateral Manager specifies that such Cash shall constitute Interest Proceeds and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Collateral Manager. and fund administration)) shall be reimbursed by the Borrower. To the extent that such expenses are incurred in connection with obligations that are also held by any Affiliate of the Borrower or any other account managed by the Collateral Manager, the Collateral Manager shall allocate the expenses among the accounts in a fair and equitable manner. Any amounts payable pursuant to this Section 14.06 shall constitute “Administrative Expenses” hereunder and shall be reimbursed by the Borrower to the extent funds are available therefor in accordance with the Priority of Payments. Other than as stated above, the Borrower shall bear, and shall pay directly in accordance with this Agreement, all costs and expenses incurred by it in connection with its organization, operation or liquidation.

(b)          The Collateral Manager agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any acts or omissions of the Collateral Manager in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) any breach or alleged breach of any covenant by the Collateral Manager contained in any Facility Document; (ii) any representation or warranty made or deemed made by the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading in any material respect; (iii) any failure by the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (iv) any action or omission, not expressly authorized by the Facility Documents, by the Collateral Manager which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (v) the commingling by the Collateral Manager of Collections on the Collateral at any time with other funds; (vi) the failure of the Collateral Manager or any of its agents or representatives to remit to the Collection Account, within two (2) Business Days of receipt, Collections on the Collateral Loans remitted to the Collateral Manager or any such agent or representative as provided in this Agreement; (vii) the treatment or representation, in any computations made by it in connection with any Monthly Report, Payment Date Report, Borrowing Base Calculation Statement or other report prepared by it hereunder of any ~~commercial~~ loans or bonds as Collateral Loans, which were Ineligible Collateral Loans as of the date of any such computation; (viii) any litigation, proceedings or investigation against the Collateral Manager in connection with this Agreement or the other Facility Documents or its role as Collateral Manager hereunder or thereunder; and (ix) any failure or delay in assisting a successor Collateral Manager in assuming each and all of the Collateral Manager’s obligations to service and administer the Collateral, or failure or delay in complying with instructions from the Agents with respect thereto; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Collateral Manager, any of the Collateral Manager’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Collateral Manager shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Collateral Manager. In no case shall the Collateral Manager be responsible for any Indemnified Party’s lost revenues or lost profits or for any indirect, special, punitive or consequential damages. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 14.07. The Collateral Manager Not to Resign; Assignment

Schedule 6

Notice Information

If to the Administrative Agent:	390 Greenwich Street, 4th Floor
New York, New York 10013
Attention: Vincent Nocerino
Tel: (212) 723-1154
Fax: (626) 236-4469

If to the Borrower:	~~c/o Business Development Corporation of America~~
~~405 Park Avenue~~, 3rdBDCA-CB Funding, LLC
9 West 57th Street, 49th Floor
New York, Suite 4920
New York ~~10022~~ , New York 10019
Attention: ~~Shiloh Bates~~
TelMichael Frick
Email: ~~(646) 861-7702~~
861 7702m.frick@benefitstreetpartners.com
~~Fax: (212) 421 5799~~

If to the Collateral Manager:	~~405 Park Avenue~~BDCA Senior Loan Fund LLC
9 West 57th Street, ~~3rd~~49th Floor

New York, Suite 4920
New York ~~10022~~ , New York 10019
Attention: ~~Shiloh Bates~~
~~Tel~~Michael Frick
Email: ~~(646) 861 7702~~m.frick@benefitstreetpartners.com
~~Fax: (212) 421 5799~~

If to the Collateral Agent:	1 Federal Street, 3rd Floor
Boston, MA 02110
Attention: Jeffrey B. Stone
Tel: (617) 603-6538
Fax: (866) 373-5984

If to the Custodian:	1 Federal Street, 3rd
Floor Boston, MA 02110
Attention: Jeffrey B. Stone
Tel: (617) 603-6538
Fax: (866) 373-5984

If to BDCA:____________________	Business Development Corporation of America

______________________________	9 West 57th Street, 49th Floor, Suite 4920
New York, New York 10019
Attention: Michael Frick
Email: m.frick@benefitstreetpartners.com